Exhibit 99.1

     THE J. M. SMUCKER COMPANY ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR
                                     RESULTS

     ORRVILLE, Ohio, June 20 /PRNewswire-FirstCall/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the fourth quarter and fiscal year ended April 30, 2006.

     Fourth Quarter Results

                                           2006             2005           % Change
                                      --------------   --------------   --------------
                                        (Dollars in millions, except per share data)
Net sales                             $        501.7   $        491.5              +2%
Income from continuing operations     $         35.7   $         26.8             +33%
EPS from continuing operations        $         0.62   $         0.45             +38%

     Sales in each of the Company's strategic business areas increased over the prior year, with the exception of Canada, which was down slightly as a result of a planned sales rationalization. Excluding the U.S. industrial business, which has been divested, sales were up 4 percent for the quarter, led by growth in the Smucker's(R), Jif(R), and Pillsbury(R) brands.

     The increase in income from continuing operations for the quarter was driven by sales growth, improved profitability in the Uncrustables(R) business, and decreases in merger and integration and restructuring charges. In addition, during the quarter the Company reduced its effective tax rate for the year from
35.5 percent to 33.5 percent, resulting in a favorable adjustment to income taxes in the fourth quarter. The lower rate results from the Company's realignment of its legal entity structure, coupled with recent state tax law and rate changes.

     "For the fourth quarter and the year, we delivered record results while making investments in future growth despite a difficult cost environment," said Tim Smucker, chairman and co-chief executive officer. "As we look forward, we are confident in our strategy and in the fundamentals of the business."

     "We recognize the dedicated efforts of our employees," added Richard Smucker, president and co-chief executive officer. "During the year, we revamped our supply chain to better meet the needs of our customers and consumers, and executed on many other initiatives in support of our strategy for long-term growth of the brands. The support of our employees will enable us to continue to generate strong performance in the years to come."

     Income from continuing operations for the fourth quarter of 2006 included pretax merger and integration costs of $3.2 million, or $0.04 per diluted share, and restructuring charges of $0.9 million, or $0.02 per diluted share. Income from continuing operations for the fourth quarter of 2005 included pretax merger and integration costs of $6.1 million, or $0.07 per diluted share, and restructuring charges of $5.2 million, or $0.06 per diluted share. Excluding these costs in both years, the Company's earnings per diluted share would have been $0.68 and $0.58, in the fourth quarter of 2006 and 2005, respectively, an increase of 17 percent.

     Full Year Results

                                           2006             2005           % Change
                                      --------------   --------------   --------------
                                        (Dollars in millions, except per share data)
Net sales                             $      2,154.7   $      2,043.9              +5%
Income from continuing operations     $        143.4   $        130.5             +10%
EPS from continuing operations        $         2.45   $         2.26              +8%

     Since the acquisition of Multifoods closed midway through the first quarter of last year, an additional six weeks of Multifoods' sales were realized in this year's results. Excluding the additional six weeks and the U.S. industrial business, sales for 2006 were up 3 percent compared to last year.

     Income from continuing operations for 2006 included pretax merger and integration costs of $17.9 million, or $0.20 per diluted share, and restructuring charges of $10.0 million, or $0.12 per diluted share. Also included in income from continuing operations for the year was a pretax gain of $5.6 million, or $0.06 per diluted share, related to the sale of the Company's Salinas, California, facility. Income from continuing operations for the full year of 2005 included pretax merger and integration costs of $18.0 million, or $0.20 per diluted share, and restructuring charges of $13.3 million, or $0.14 per diluted share. Excluding these costs in both years, the Company's earnings per diluted share would have been $2.77 and $2.60, for the full years of 2006 and 2005, respectively.

     The Company uses earnings and earnings per diluted share from continuing operations, excluding restructuring and merger and integration costs, as key performance measures of results of operations for purposes of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, management believes the presentation of results excluding such charges offers additional information to investors to facilitate the comparison of past and present operations and provides a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to earnings from continuing operations for the current quarter and full year is included in the "Financial Highlights" table.

     Margins

                       Fourth Quarter             Full Year
                    --------------------    --------------------
                      2006        2005        2006        2005
                    --------    --------    --------    --------
Gross margin            32.1%       30.6%       32.2%       32.2%
SD&A % of sales         20.8%       19.4%       20.3%       20.0%
Operating margin        10.8%        9.0%       10.6%       10.8%

     The improvement in the fourth quarter operating margin was due to an increase in gross margin and an overall decrease in restructuring and merger and integration costs compared to last year. The increase in gross margin was caused by a decrease in trade merchandise expenses as a percent of sales and a reduction of costs at certain manufacturing and processing locations, partially offset by higher freight costs versus a year ago and generally higher raw material costs. SD&A expenses increased as a percent of sales during the fourth quarter as marketing expenses increased over the fourth quarter of last year. Distribution costs also were higher compared to the same period last year.

     For the full year, the slight decrease in operating margin was due primarily to costs associated with the implementation of the new distribution network. Despite higher commodity and freight costs, gross margins were maintained by realizing cost synergies associated with the Multifoods acquisition, efficiencies at certain manufacturing sites, and the impact of the trade merchandising adjustment in the second quarter. Total restructuring and merger and integration costs were down from last year, which positively impacted operating margin by nearly 20 basis points. Excluding the restructuring and merger and integration costs, operating margins would have been 11.6 percent and
11.3 percent for the fourth quarter of 2006 and 2005, and 11.9 percent and 12.3 percent for the full year of 2006 and 2005, respectively.

     Segment Performance

     Sales (Dollars in millions)

                                        Fourth Quarter                      Full Year
                                ------------------------------   ------------------------------
                                  2006       2005     % Change      2006        2005     % Change
                                --------   --------   --------   ---------   ---------   --------
U.S. retail market              $  337.6   $  325.3        +4%   $ 1,484.9   $ 1,405.2        +6%
Special markets                 $  164.0   $  166.2        -1%   $   669.9   $   638.7        +5%
Special markets
 excluding industrial           $  164.0   $  156.5        +5%   $   649.0   $   586.2       +11%

     U.S. Retail Market

     During the fourth quarter of 2006, sales in the consumer strategic business area increased 4 percent over the fourth quarter of last year as sales of fruit spreads, toppings, peanut butter and Uncrustables were all up. For the full year of 2006, sales in the consumer strategic business area were up 6 percent compared to last year.

     In the consumer oils and baking strategic business area, sales for the quarter were also up 4 percent, as growth in the Pillsbury and Martha White(R) brands more than offset declines in the oils business. Sales in the consumer oils and baking strategic business area for the full year were up 5 percent compared to last year.

     Excluding the additional six weeks contribution from Multifoods, sales in the U.S. retail market segment increased 3 percent in the full year of 2006 as compared to last year.

     Special Markets

     Sales in the fourth quarter for the special markets segment, excluding the industrial business, increased 5 percent. Key growth contributors for the quarter included the beverage strategic business area, up 14 percent, and the foodservice strategic business area, up 4 percent. In Canada, sales were down 2 percent, as increases in the retail spreads business and the impact of favorable exchange rates did not fully offset declines in baking and the planned rationalization of certain unprofitable businesses. Excluding the additional six weeks contribution from Multifoods and the U.S. industrial business, sales in the special markets segment increased 4 percent in the full year of 2006 as compared to last year.

     Share Repurchase

     During the fourth quarter, the Company purchased an additional 1.29 million shares for $51.6 million in cash. At its April meeting, the Company's Board of Directors authorized a 2 million share increase to its share repurchase plan, leaving a total of approximately 2.7 million shares available for future repurchase.

     Outlook

     The Company confirmed its long-term sales growth goal of 8 percent, one-half of which is to come from its core business and new products, and the remainder from acquisitions. Long-term earnings per share growth would be in line with sales growth. The Company recognizes that acquisitions may not occur each year, but, over time, acquisitions have contributed to growth rates consistent with the Company's strategic objective.

     Conference Call

     The Company will conduct an earnings conference call and webcast on Tuesday, June 20, 2006, at 8:30 a.m. E.T. The webcast, as well as a replay in downloadable MP3 format, can be accessed from the Company's website at www.smuckers.com. For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820 and entering replay pass code 4543307. The audio replay will be available until Tuesday, June 27, 2006.

     About The J. M. Smucker Company

     The J. M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R) and Crisco(R). The family of brands also includes Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes; and Martha White(R) baking mixes and ingredients in the U.S., along with Robin Hood(R) flour and baking mixes and Bick's(R) pickles and condiments in Canada. For over 109 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. Since the 1998 inception of FORTUNE Magazine's annual survey of the 100 Best Companies to Work For, The J. M. Smucker Company has consistently been recognized as one of the top 25 companies to work for in the United States. The J. M. Smucker Company has approximately 3,500 employees worldwide and distributes products in more than 45 countries.

     The J. M. Smucker Company Forward-Looking Language

     This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the strength of commodity markets from which raw materials are procured and the related impact on costs, volatility of energy and fuel costs, the success in introducing new products and the competitive response, particularly in the consumer oils and baking area, success and costs of new marketing and sales programs and strategies intended to promote growth in the Company's businesses, the ability to successfully implement price changes, particularly in the consumer oils and baking business, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

                            The J. M. Smucker Company
              Unaudited Condensed Consolidated Statements of Income

                                     Three Months Ended                  Year Ended
                                          April 30,                       April 30,
                                ----------------------------    ----------------------------
                                    2006            2005            2006            2005
                                ------------    ------------    ------------    ------------
                                       (Dollars in thousands, except per share data)
Net sales                       $    501,678    $    491,454    $  2,154,726    $  2,043,877
Cost of products sold                339,418         340,616       1,459,611       1,383,995
Cost of products sold -
 restructuring                         1,398             689           2,263           2,466
Gross Profit                         160,862         150,149         692,852         657,416
Selling, distribution,
 and administrative expenses         104,198          95,270         438,457         407,839
Other restructuring costs               (526)          4,496           7,722          10,854
Merger and integration costs           3,150           6,069          17,934          17,954
Operating Income                      54,040          44,314         228,739         220,769
Interest income                        1,772           2,254           6,630           4,683
Interest expense                      (5,910)         (6,196)        (24,026)        (22,555)
Other income (expense)- net           (2,042)          1,232           4,227           1,717
Income from Continuing
 Operations Before
 Income Taxes                         47,860          41,604         215,570         204,614
Income taxes                          12,159          14,818          72,216          74,154
Income from Continuing
 Operations                           35,701          26,786         143,354         130,460
Loss on sale of discontinued
 operations, net of tax                    -          (3,290)              -          (1,253)
Discontinued operations, net
 of tax                                    -          (1,384)              -            (134)
Net Income                      $     35,701    $     22,112    $    143,354    $    129,073

Earnings per common share:
  Income from continuing
   operations                   $       0.63    $       0.46    $       2.48    $       2.29
  Discontinued operations                  -           (0.08)              -           (0.03)
  Net income                    $       0.63    $       0.38    $       2.48    $       2.26

  Income from continuing
   operations - assuming
   dilution                     $       0.62    $       0.45    $       2.45    $       2.26
  Discontinued operations -
   assuming dilution                       -           (0.07)              -           (0.02)
  Net income - assuming
   dilution                     $       0.62    $       0.38    $       2.45    $       2.24

Dividends declared
 per common share               $       0.28    $       0.27    $       1.09    $       1.02

Weighted-average
 shares outstanding               57,107,708      58,261,152      57,863,270      57,086,734
Weighted-average
 shares outstanding -
 assuming dilution                57,566,403      58,963,433      58,425,361      57,748,780

                            The J. M. Smucker Company
                 Unaudited Condensed Consolidated Balance Sheets

                                                      April 30,
                                             ---------------------------
                                                 2006           2005
                                             ------------   ------------
                                              (Dollars in thousands)
ASSETS
Current Assets:
   Cash and cash equivalents                 $     71,956   $     58,085
   Marketable securities                           14,882         17,739
   Trade receivables                              148,014        145,734
   Inventories                                    297,621        284,487
   Other current assets                            39,022         49,806
      Total Current Assets                        571,495        555,851

Property, Plant, and Equipment, Net               527,735        521,101

Other Noncurrent Assets:
   Goodwill                                       940,967        951,208
   Other intangible assets, net                   472,915        469,758
   Marketable securities                           34,107         59,074
   Other assets                                   102,525         78,902
      Total Noncurrent Assets                   1,550,514      1,558,942
                                             $  2,649,744   $  2,635,894

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
   Notes payable                             $     28,620   $     33,378
   Current portion of long-term debt                    -         17,000
   Accounts payable                                88,963        105,290
   Other current liabilities                      117,857        152,624
      Total Current Liabilities                   235,440        308,292

Noncurrent Liabilities:
   Long-term debt, net of current portion         428,602        431,560
   Other noncurrent liabilities                   257,643        205,242
      Total Noncurrent Liabilities                686,245        636,802

Shareholders' Equity, net                       1,728,059      1,690,800
                                             $  2,649,744   $  2,635,894

                          The J. M. Smucker Company
              Unaudited Summary of Quarterly Results of Operations

The following is a summary of unaudited quarterly results of operations for the years ended April 30, 2006 and 2005.

(Dollars in thousands, except per share data)

                                                       Income From
                                                       Continuing
         Quarter Ended    Net Sales     Gross Profit   Operations    Net Income
       ----------------   ----------    ------------   -----------   ----------
2006      July 31, 2005   $  510,331    $    164,713   $    29,897   $   29,897
       October 31, 2005      606,264         203,423        46,444       46,444
       January 31, 2006      536,453         163,854        31,312       31,312
         April 30, 2006      501,678         160,862        35,701       35,701
2005      July 31, 2004   $  413,267    $    144,188   $    27,487   $   32,848
       October 31, 2004      588,922         188,881        40,663       38,005
       January 31, 2005      550,234         174,198        35,524       36,108
         April 30, 2005      491,454         150,149        26,786       22,112

(Dollars in thousands, except per share data)

                                                        Earnings Per Common
                                                          Share - Assuming
                          Earnings Per Common Share           Dilution
                          -------------------------   ------------------------
                          Income From                 Income From
                          Continuing                  Continuing
          Quarter Ended   Operations    Net Income    Operations    Net Income
       ----------------   -----------   -----------   -----------   ----------
2006      July 31, 2005   $      0.51   $      0.51   $      0.51   $     0.51
       October 31, 2005          0.80          0.80          0.79         0.79
       January 31, 2006          0.54          0.54          0.54         0.54
         April 30, 2006          0.63          0.63          0.62         0.62
2005      July 31, 2004   $      0.51   $      0.61   $      0.50   $     0.60
       October 31, 2004          0.70          0.65          0.69         0.65
       January 31, 2005          0.61          0.62          0.60         0.61
         April 30, 2005          0.46          0.38          0.45         0.38

     Annual earnings per share may not equal the sum of the individual quarters due to differences in the average number of shares outstanding during the respective periods.

                            The J. M. Smucker Company
                         Unaudited Financial Highlights

                                    Three Months Ended             Year Ended
                                         April 30,                  April 30,
                                   ---------------------   -------------------------
                                     2006        2005         2006          2005
                                   ---------   ---------   -----------   -----------
                                     (Dollars in thousands, except per share data)
Net sales                          $ 501,678   $ 491,454   $ 2,154,726   $ 2,043,877

Net income and net income per
 common share:
  Net income                       $  35,701   $  22,112   $   143,354   $   129,073
  Net income per common share
   -- assuming dilution            $    0.62   $    0.38   $      2.45   $      2.24

Income and income per common
 share from continuing
 operations:
  Income                           $  35,701   $  26,786   $   143,354   $   130,460
  Income per common share --
   assuming dilution               $    0.62   $    0.45   $      2.45   $      2.26

Income and income per common
 share from continuing
 operations before restructuring
 and merger and integration
 costs: (1)
  Income                           $  38,927   $  33,994   $   161,920   $   150,401
  Income per common share --
   assuming dilution               $    0.68   $    0.58   $      2.77   $      2.60

(1) Reconciliation to income
 from continuing operations:
  Income from continuing
   operations before income
   taxes                           $  47,860   $  41,604   $   215,570   $   204,614
  Merger and integration costs         3,150       6,069        17,934        17,954
  Cost of products sold -
   restructuring                       1,398         689         2,263         2,466
  Other restructuring costs             (526)      4,496         7,722        10,854
  Income from continuing
   operations before income
   taxes, restructuring, and
   merger and integration
   costs                              51,882      52,858       243,489       235,888
  Income taxes                        12,955      18,864        81,569        85,487
  Income from continuing
   operations before
   restructuring and merger
   and integration costs           $  38,927   $  33,994   $   161,920   $   150,401

SOURCE  J. M. Smucker Company
    -0-                             06/20/2006
    /CONTACT:  The J. M. Smucker Company, +1-330-682-3000, Investors, Mark
R.
Belgya, Vice President, Chief Financial Officer and Treasurer, or George G. Sent, Jr., Director, Corporate Finance and Investor Relations, or Media, Maribeth Badertscher, Director, Corporate Communications/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:
http://www.smuckers.com/
    (SJM)